Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (this “Agreement”), dated as of June 4, 2018, is by and between Michael Sell (“Employee”) and Great Elm Capital Management, Inc., a Delaware corporation (“Employer”).

WHEREAS, Employee has resigned from employment with Employer effective as of the date hereof (the “Termination Effective Date”).

NOW, THEREFORE, in consideration of the Severance Payment (as defined below) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.Subject to the terms and conditions set forth herein, Employer shall (a) pay Employee $150,000, subject to applicable withholdings and deductions and (b) continue to provide Employee medical and dental benefit coverage under Employer’s applicable benefit plans (to the extent Employee is eligible to remain covered under such plans) until December 31, 2018 (clauses (a) and (b), collectively, the “Severance Payment”).  Employer’s obligation to make the Severance Payment shall be conditioned upon Employer’s receipt of a copy of this Agreement, in form and substance satisfactory to Employer, duly executed by Employee.  Notwithstanding the foregoing, from and after the date of this Agreement, should Employee violate any material provision of this Agreement, including, without limitation, Sections 6, 7 or 9 hereof, then Employer shall have no obligation to continue to make the Severance Payment following the date of any such failure, violation or breach.  Employee acknowledges and agrees that, other than the Severance Payment, there are no unpaid amounts owing by Employer to Employee as of the date hereof other than reimbursement for Employee’s reasonable unpaid expenses incurred prior to the Termination Effective Date, and, other than any such unpaid expenses, no additional amounts whatsoever shall be paid to Employee by Employer or any of its members, managers, employees, officers, directors or affiliates.

2.Effective as of the date of this Agreement, in consideration of the Severance Payment, Employee agrees on his behalf and on behalf of his affiliates, agents, heirs, executors, administrators, successors, personal representatives and/or assigns (collectively, the “Employee Releasors”), to unconditionally, fully, and completely release and forever discharge Employer and its parents, subsidiaries, officers, directors, managers, members, partners, shareholders, lenders, funding sources, investors, employees, vendors, agents, attorneys, accountants, affiliates, predecessors, successors and assigns, including, without limitation, Great Elm Capital Corp. (“GECC”), Great Elm Capital Group, Inc. and GECC GP Corp. (collectively, the “Employer Released Parties,”) from any claim and all manner of action and actions, including but not limited to claims arising under Title VII, 42 U.S.C. §1981, Title 29 USC §621-634, unemployment, and all other causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, costs, expenses (including reasonable attorney’s fees), losses, liabilities, judgments, executions, claims, liens, damages, wages, and demands of whatever nature, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, accrued or to accrue in the future, for or by reason of any matter, cause, or thing whatsoever, in law or in equity, under local, state, or federal statutory or common law or administrative regulation (collectively “Claims”), which any of the Employee Releasors ever had, now has, or hereafter can, shall or may have against any of the Employer Released Parties, from the beginning of the world up to and including the Termination Effective Date.  Employee Releasors hereby agree that they (or any them) will not commence, prosecute, file, or permit to be commenced, prosecuted or filed in their name or on their behalf, any lawsuit, claim or action against any of the Employer Released Parties based upon or arising out of any act or event which occurred before the Termination Effective Date (whether known or unknown, anticipated or unanticipated, suspected or unsuspected).  The release and waiver contained in this Section 2 is a material inducement for Employer in entering into this Agreement.

3.Employee further acknowledges and agrees that this release and waiver of rights is knowing and voluntary, that he has consulted (or been given the opportunity to consult) with an attorney regarding the terms and conditions of this Agreement, that he has read this Agreement in its entirety, and that he fully understands all of the terms and conditions contained herein.  Employee further acknowledges that he is entering into this Agreement knowingly, voluntarily and of his own free will.  Furthermore, Employee acknowledges that he was permitted a reasonable period of time to consider whether or not to enter into this Agreement and either took the time or opted to return the executed Agreement before that time.

4.Effective as of the date of this Agreement, Employer agrees on its behalf and on behalf of its parents, subsidiaries, officers, directors, managers, members, partners, shareholders, lenders, funding sources, investors, employees, vendors, agents, attorneys, accountants, affiliates, predecessors, successors and assigns, including, without limitation, GECC, Great Elm Capital Group, Inc. and GECC GP Corp. (collectively, the “Employer Releasors”), to unconditionally, fully, and completely release and forever discharge Employee and its affiliates, agents, heirs, executors, administrators, successors, personal representatives and/or assigns (collectively, the “Employee Released Parties,”) from any Claims which any of the Employer Releasors ever had, now has, or hereafter can, shall or may have against any of the Employee Released Parties, from the beginning of the world up to and including the Termination Effective Date other than any Claims resulting from any Employee Released Party’s fraud, gross negligence or willful misconduct (the “Misconduct Exceptions”).  Employer Releasors hereby agree that they (or any them) will not commence, prosecute, file, or permit to be commenced, prosecuted or filed in their name or on their behalf, any lawsuit, claim or action against any of the Employee Released Parties based upon or arising out of any act or event which occurred before the Termination Effective Date (whether known or unknown, anticipated or unanticipated, suspected or unsuspected) other than with respect to the Misconduct Exceptions.  The release and waiver contained in this Section 4 is a material inducement for Employer in entering into this Agreement

5.Employer further acknowledges and agrees that this release and waiver of rights is knowing and voluntary, that it has consulted (or been given the opportunity to consult) with an attorney regarding the terms and conditions of this Agreement, that it has read this Agreement in its entirety, and that it fully understands all of the terms and conditions contained herein.  Employer further acknowledges that it is entering into this Agreement knowingly, voluntarily and of its own free will.  Furthermore, Employer acknowledges that it was permitted a reasonable period of time to consider whether or not to enter into this Agreement and either took the time or opted to return the executed Agreement before that time

6.Employee agrees to refrain from disclosing Confidential Information (as defined below) of Employer or GECC to any party (except to Employee’s attorneys, accountants, and other advisors who are obligated to refrain from disclosing the Confidential Information (collectively, “Representatives”) or pursuant to a court order or an inquiry by a governmental authority, or as otherwise required by law).  Employee agrees to promptly return to Employer or GECC, as applicable, all documents, materials and writings (in any format, including electronic) that contain Confidential Information and agrees not to use Confidential Information for his own personal gain at any time. For purposes of this Agreement, “Confidential Information” means any information regarding the business of Employer and its affiliates, including, without limitation, information regarding GECC or any other fund and/or account managed by Employer or information regarding such fund’s assets, operations, operating plans, budget, investors, members, interests, proposed or current ventures, business plans, marketing plans, past agreements, potential agreements, private or proprietary conversations, trade secrets, financial performance, condition or valuation or information regarding the terms or conditions of this Agreement.

7.Employee has returned, or within ten (10) business days of the Termination Effective Date shall immediately return, all Employer or GECC property in his possession or control to Employer, including, without limitation, Employer’s property kept by Employee in his home, by delivering such items to Employer’s offices at 800 South Street, Suite 230, Waltham, MA 02453. For purposes of this Agreement, Employer or GECC property shall include all property of any kind or nature, wherever located, including, without limitation, all written, recorded, and graphic materials, all computer files, email and other electronic communications, all word processing documents, spreadsheets and databases, and all notes, compilations or analyses containing or reflecting Confidential  Information.

8.All inquiries from prospective employers to whom Employee has given Employer as a reference shall be directed to Peter Reed or Adam Kleinman.  Employer shall instruct its senior management-level employees to not, directly or indirectly, make disparaging or defamatory remarks about Employee.

9.Employee agrees not to communicate, orally or in writing, generally, specifically, or by implication, to any person or entity, any facts or opinions that might tend to reflect adversely upon Employer or any of its subsidiaries and affiliates, including GECC or the other funds and/or accounts under its management, and any of their respective current officers, directors, employees, managers, members, products, services, or brands, as applicable (collectively, “Employer Parties”), or to disparage, degrade or harm the reputation of any Employer Party in the conduct of its business and/or professional endeavors or take any action, directly or indirectly, that is intended to or could reasonably be expected to harm the business interests, reputation, or goodwill of any Employer Party.

10.Employee acknowledges that Employer exclusively owns all right, title and interest in and to the investment performance history and “track record” of Employer, including GECC and the other funds and/or accounts under its management and any other investment vehicles managed by Employer and/or its affiliates for any period.

11.Employee agrees that it would be difficult to measure any damages caused to Employer or GECC which might result from any breach by Employee of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, Employee agrees that if he breaches, or proposes to breach, any portion of this Agreement, Employer or GECC, as the case may be, shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate preliminary equitable relief to restrain any such breach without showing or proving any actual damage to Employer or GECC.

12.This Agreement shall be governed under and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles. Any actions related to this Agreement shall be filed in any court of competent jurisdiction located within the Commonwealth of Massachusetts.

13.This Agreement may be modified only by a separate written agreement executed by Employer and Employee expressly modifying the terms hereof.

14.By executing this Agreement, each party hereto represents and warrants that it has the legal authority to enter into this Agreement and each of the provisions contained herein.

15.If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable.  The parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

16.This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile transmission or transmission by other electronic means reasonably acceptable to both parties shall be deemed to be an original signature.

GREAT ELM CAPITAL MANAGEMENT, INC.

By: _/s/ Adam Kleinman______________

Name: Adam Kleinman

Title: Authorized Signatory

ACNOWLEDGED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

By: _/s/ Michael Sell__________________

Name: Michael Sell